Exhibit 10.12

PROMISSORY NOTE

November 12, 2013
$10,000.00 USD
0% Interest
Payable on Demand

FOR VALUE RECEIVED, the undersigned Greenscape Laboratories, Inc., a Nevada corporation (the “Issuer”), hereby promise to pay to the order of Joel Tombran.  (the “Note Holder”) ten thousand dollars ($10,000.00) USD DUE UPON DEMAND by the note holder.  The Note will be paid according to the following terms and conditions:

1.
Promise to Pay:  Upon demand by the “Note Holder”, the Issuer promises to pay to the Note Holder $10,000.00 USD for monies given to the Issuer, from the date hereof, to compensate the Note Holder for the actual amount given to the Issuer.  This Promissory Note is fully assignable by the Note Holder.

2.
 Responsibility:  The Issuer is irrevocably responsible and liable for paying the full amount due on this Promissory Note within the term of this Note.  If the Issuer does not fulfill the terms of this Promissory Note within the agreed upon twelve months, then the Note Holder has the option to take the equivalent due at that time in the form of the company shares of Common stock of the issuer at the conversion price of $.001 per share (par value of common shares).  Such shares are to be issued pursuant to Regulation S of the Securities Act.

3.
Default:  If for any reason the Issuer fails to make the payment on time, then the Issuer shall be in default.  The Note Holder can then demand immediate payment of the entire remaining unpaid balance of this Promissory Note, without giving anyone further notices.  If the Issuer has not paid the full amount of the Promissory Note when the final payment is due, the Note Holder has the option to convert this Promissory Note at the time of presentation and should the Issuer restructure its capital (i.e. reverse split etc.), that restructure shall have no bearing on the conversion price $0.001 per share equivalent owing at the time of any such conversion.

4.
Collection fees:  If this note is placed with an attorney for collection, then the Issuer agrees to pay an attorney’s fee of fifteen percent (15%) of the unpaid balance.  This fee will be added to the unpaid balance of the Note.

5.	Foreign Exchange: All conversion will be done on a par value based on the currency the Issuers convertible equity is priced in.

6.
“Blocker” Provision- Greenscape Laboratories, Inc. shall not effect any conversion of the debt note held by Joel Tombran, and Joel Tombran shall not have the right to convert any portion of any suck debt note, to the extent that after giving effect to such conversion, Joel Tombran (together with their affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock of Greenscape Laboratories, Inc. outstanding immediately after giving effect to such conversion.

IN WITNESS WHEREOF, the Issuers have executed and delivered this Note on the date first above written.

_/s/_______________________	_/s/_____________________
Joel Tombran	James Scheltema
Director
Greenscape Laboratories, Inc.